UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Starbucks Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following is a press release issued by Starbucks on February 29, 2024.

Leading Proxy Advisor ISS Recommends Shareholders Vote FOR ONLY the Starbucks Director Nominees

SEATTLE — February 29, 2024 – Starbucks Corporation (Nasdaq: SBUX) today announced that leading proxy advisory firm Institutional Shareholder Services (“ISS”) has recommended that Starbucks shareholders vote on the WHITE proxy card ONLY “FOR” the Starbucks 11 director nominees in connection with the Company's Annual Meeting of Shareholders, which will take place virtually on March 13, 2024, at 10 a.m. PT.

Starbucks partners (employees) have always been the heart of its business and core to its success. The company is committed to building a bridge to a better future for all partners. This critical priority is led by the executive leadership team and overseen by the Board of Directors’ Environmental, Partner and Community Impact Committee. Throughout its history, the company has offered its partners industry-leading compensation and benefits, and over the past three years has invested nearly $9 billion to augment the partner experience.

Starbucks is pleased that ISS recognizes the strength of the Starbucks Board and supports the election of all its directors.

In a report sent to clients on February 29, 2024, ISS stated:

•	“SBUX has a history of demonstrating responsiveness to shareholders, and has continued to do so despite recent headwinds. All-in, there is no reason to believe that the board is unwilling or unable to approach matters, including unionization, so as to support the best interests of shareholders.”

•	“The Board has undergone significant refreshment since the CEO transition, as five of the 10 independent directors on ballot were first seated after [Laxman] Narasimhan took the helm on a permanent basis. These directors appear to be thoughtful and logical additions (rather than defensive ones) and are positioned to assist the new CEO with the most important elements of the reinvention plan.”

Starbucks reminds shareholders that every vote is important and encourages shareholders to review the Starbucks proxy solicitation materials carefully and use the WHITE proxy card to vote today ONLY “FOR” each of the 11 Starbucks nominees. The company urges shareholders to disregard any materials sent to you by SOC, including any blue proxy card, and NOT to vote using any blue proxy card.

Additional materials regarding the Starbucks Annual Meeting of Shareholders can be found at vote.Starbucks.com.

Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as Starbucks legal advisor. Centerview Partners is acting as Starbucks financial advisor.

Please vote your shares by Internet, telephone, or by mail TODAY by following the simple instructions on the WHITE proxy card. If you received this letter by email, you may simply click the WHITE “VOTE NOW” button in the email.

If you have any questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders may call:

1(888) 750-5884 (toll-free from the U.S. and Canada), or

+1(412) 232-3651 (from other countries)

Remember, please do not vote using any blue proxy card you may receive from SOC. Use the
WHITE proxy card to vote today ONLY for each of the 11 highly qualified Starbucks director nominees.

Forward-Looking Statements

This communication contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. In particular, statements regarding Starbucks Corporation (“Starbucks”) plans, strategies, prospects, and expectations regarding its business and industry are forward-looking statements. They reflect Starbucks expectations, are not guarantees of performance, and speak only as of the date hereof. Except as required by law, Starbucks does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. Starbucks business results are subject to a variety of risks, including those that are described in its Annual Report on Form 10-K for the fiscal year ended October 1, 2023 and subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”).

Important Shareholder Information

Starbucks filed a definitive proxy statement and a white proxy card with the SEC in connection with its solicitation of proxies for its 2024 Annual Meeting. STARBUCKS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD, AND ANY AMENDMENTS AND SUPPLEMENTS TO THESE DOCUMENTS, AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may or will be able to obtain the proxy statement, any amendments or supplements to the proxy statement, and other documents without charge from the SEC’s website at www.sec.gov.

Participant Information

Starbucks, its directors, director nominees, certain of its officers, and other employees are or will be “participants” (as defined in Section 14(a) of the Exchange Act of 1934) in the solicitation of proxies from Starbucks shareholders in connection with the matters to be considered at the 2024 Annual Meeting. The identity, their direct or indirect interests (by security holdings or otherwise), and other information relating to the participants is available in the Starbucks definitive proxy statement on Schedule 14A filed with the SEC on January 25, 2024, on the section entitled “Beneficial Ownership of Common Stock” (on page 103 and available here) and Appendix B (on page B-1 and available here). To the extent the holdings by the “participants” in the solicitation reported in the Starbucks definitive proxy statement have changed, such changes have been or will be reflected on “Statements of Change in Ownership” on Forms 3, 4 or 5 filed with the SEC. All these documents are or will be available free of charge at the SEC’s website at www.sec.gov.

Starbucks Contact, Investor Relations:
Tiffany Willis
investorrelations@starbucks.com

Starbucks Contact, Media:
Emily Albright
press@starbucks.com